Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript FRP - Q1 2006 FairPoint Communications, Inc. Earnings Conference Call Event Date/Time: May. 03. 2006 / 8:30AM ET

CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. - Director of Financial Reporting

Gene Johnson

FairPoint Communications, Inc. - Chairman, CEO

John Crowley

FairPoint Communications, Inc. - CFO

Jim Weigert

Fairpoint Communications, Inc. - Senior VP of Marketing.

CONFERENCE CALL PARTICIPANTS

Jonathan Chaplin

JPMorgan - Analyst

Raina Smyth

Morgan Stanley - Analyst

PRESENTATION

Operator

Good morning. My name is Natasha and I will be your conference operator today. At this time I would like to welcome everyone to the FairPoint Communications First Quarter 2006 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers remarks there will be a question and answer session. [OPERATOR INSTRUCTIONS] I would now like to turn the call over to Brett Ellis, Director of Financial Reporting.

Brett Ellis  - FairPoint Communications, Inc. - Director of Financial Reporting

Good morning, everyone and thank you for joining the FairPoint First Quarter Earnings Conference Call. Participating on today’s call are Gene Johnson, our CEO, and John Crowley, our CFO.

Before we begin, I would like to remind you that certain statements made during this conference call which are not based on historical facts may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events, or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission, including, without limitation, the risks described in FairPoint’s most recent annual report on Form 10-K, on file with the Securities and Exchange Commission.

All information is current, as of the date of this earnings call and FairPoint undertakes no duty to update this information. In addition, FairPoint’s results for the quarter ended March 31, 2006, are subject to the completion and filing with the Securities and Exchange Commission of its quarterly report on Form 10-Q for such period. Having said this, allow me to introduce Gene Johnson, our Chairman and CEO.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Thanks, Brett. Good morning, everyone.

I hope you have all had a chance to see our press release and I am going to discuss that in more detail in a few minutes. I did want to say thank you though to all the members of the FairPoint team, whose hard work and dedication have again delivered, what I think are very solid operating results. We continue to execute on a business strategy that we believe is proving very successful and that is enhancing shareholder value. I am quite pleased with our operating progress and the focus on our financial metrics.

The first quarter I think really demonstrates our ability to pay and to sustain our dividend. We remain very focused on the dividend policy. We generated cash available for dividends during the quarter of $18.4 million and we declared a dividend of $13.8 million during the quarter.

At March 31st our cumulative cash available for dividends grew to $27.6 million. That is quite significant we think. We believe it puts us in a strong position relative to the dividend and we are going to look to continue to improve that balance even further as time goes on.

I can’t provide any specifics for obvious reasons. I do want to tell you that we have seen a growing pipeline of potential M&A activity within our sector. We think that it is a very positive development for FairPoint. We, as you know, are actively seeking strategic acquisitions that are accretive to the bottom line that will help increase the cash available for dividend balance and will provide a sustainable dividend for the benefit for the shareholders. We are absolutely convinced that scale and scope are essential to creating long-term shareholder value in our business.

A couple of comments about our operating results. Even as we continue our concentration on the billing system conversion, we have been able to function at a very high level operationally. Our team is working very hard to build a brand to provide the kinds of service that our customers expect. And our customers are absolutely responding. Our customer first focus is continuing to translate into tangible measurable results.

I really cannot stress enough to you the importance of the continued growth of our high-speed data subscribers. Our penetration increased to 20.3% at March 31st up from 18.6% at the end of the fourth quarter. Importantly, our DSL ARPU remained consistent to our prior quarters in the $40 to $41 range and we believe that consistency is reflective of our limited competition and the value of the services we are providing to our customers.

As I previously said, we are really pleased that the billing conversion is continuing on schedule and is going quite well. It is also operating right now well within budget. We are, and we expect that to continue to vigorously prepare for the conversion to the MACC customer master-billing platform in the next few months. During the first quarter, we completed a number of mediation tests with customer data and the results of these tests were really outstanding.

In addition, in March and April, we tested the interfaces of the MACC software with our other key systems both internal and external. No major problems were discovered. The software perfectly interfaces with all the existing systems.

We expect the first FairPoint Company to convert to the MACC platform later this month and we expect the mailing of bills using the MACC platform to occur in June of 2006. All of these benchmarks are consistent with the original timetable that we laid out last year.

We still anticipate that all the companies currently on ICMS, which represent about two-thirds of our access lines, will be converted to MACC by the middle of the year. We expect that the remaining non- ICMS companies will be converted by early to mid 2007, so that is still the schedule we laid out for you last year. The end results will be a system and process that is going to allow us to better serve our customers, enhance our marketing efforts, and increase operational efficiency.

In addition, comments about the Cass County assets purchase that is still going along quite nicely. We still expect the transaction to close sometime around mid-year. You remember that company serves about 8600 access lines equivalence in Kansas and Missouri and fits very nicely into the acquisition profile that we have established. It is quite rural in nature. It has DSL service available currently to 90% of its access lines. It is not subject to significant cable modem competition in its markets. It is very consistent with FairPoint and the way we look as a company.

We really are excited about the transaction and really want to get it closed soon. We know it is going to be immediately accretive to free cash flow. It is going to have an important impact on the dividend pay-out ratio, which we are constantly working to drive down.

Another really important benefit to that transaction is the area is receiving a significant amount of new home growth and we are planning for it in the capital budget projections and so on. But in addition to that growth opportunity, we are starting now to see some significant housing growth in both in our Washington and Florida market places. John is going to discuss that a little bit more in his comments when he talks about some of the financial metrics in a few minutes.

I said last quarter when I talked to you that the strategy we are going to use to provide a platform for growth and favorable shareholder value that we keep talking about is to increase sales, to increase operating efficiency, to really cultivate customer loyalty, because at the end of the day, it is all about our customers, and if we do not have good strong willing customers, we cannot sell to them. And so, it is all about customer loyalty.

And then finally, a very prudent focus on M&A activity. On the sales front, I have to tell you we continue to really sell and I am very pleased with how we are doing on sales, Jim Weigert our Senior VP in Marketing is with us today and he is doing a terrific job.

High-speed data penetration, I said earlier is now 20.3%. A lot of people in the marketing and the customer service teams have really worked hard to make this a reality. I am very pleased with what they are doing. We expect that we are going to continue increasing penetration over the coming quarters in our high-speed data products.

As to operating efficiencies, we are going to make a lot of progress on the MACC conversion. That is going to have a significant impact on the operations next year. We continue to leverage our capital efficiency as well, and I think that is very important. In April, for instance, we received a $26.9 million of proceeds from the RTB liquidation. The carrying value of that investment was about $22.8 million. We will record a gain of about $4.1 million on the transaction, and we are going to recognize that gain in the second quarter, and the $4.1 million will be added to the Company’s existing amount available to pay dividends under the credit facility.

In addition, this week, we closed the previously announced transaction to sell our Southern Illinois Cellular Corp investment. We received cash proceeds of $16.9 million, and we are going to record a gain of $12.4 million, again, that is going to be in the 2nd quarter. The gain portion will be added to the company’s amounts available to pay dividends.

I also want to mention that about $2.6 million of the proceeds are still held in escrow on this transaction and we hope to receive these funds at a later date, and when we receive the funds, we will record the gains on that additional money at that time.

Finally, M&A. As I said earlier, we think there is a potential of a growing number of transactions in the coming quarters. We believe that we are well positioned to be a part of this activity. Our track record clearly speaks for itself in this area, and as the Cass County transaction shows, we will continue to seek out complementary assets that will provide our company opportunities for growth and that will increase shareholder value. Let me also say that the 2 transactions that we closed last year are both moving along quite nicely, meeting all of our expectations. We are very pleased with that integration. Essentially, I think it is fair to say these transactions are complete and are now we are operating just like we would any FairPoint company. So, you will not be hearing us talk about those 2 transactions in the future, specifically, because we think that transition is behind us.

Looking forward, we remain really optimistic about the M&A environment. We are currently looking at a lot of different opportunities, but as I have said many, many times in the past, we will never overpay for assets. We will always look to maximize the shareholders’ investment in FairPoint. We are in the same boat as you are. Everyone sitting around this table in Charlotte are shareholders and we are very interested in seeing the value of those shares grow.

So now that you have a broader picture, let me ask John Crowley, our CFO, to go through some financial metrics of the first quarter. Thank you very much.

John Crowley  - FairPoint Communications, Inc. - CFO

In the first quarter, we earned revenues of $64.8 million, and increase of 5.1% over the same quarter in 2005. As Gene just mentioned, we completed two acquisitions in 2005, and if we exclude the affect of those acquisitions, our revenue still grew by 1.1% relative to the same period last year.

Excluding the impact of the acquired companies, in the first quarter, data and internet services revenues increased $900,000, primarily as a results of higher number HSD subscribers. DSL ARPU has been fairly consistent and average $40.50 in the 1st quarter. Long distance revenue increased $600,000 relative to last year as a result of an increase in both long distance penetration and minutes of use. These increases were partially offset by an decrease in intrastate revenue.

Operating expenses, excluding depreciation, increased $1.7 million excluding the impact of acquisitions compared to the first quarter 2005. However, operating expenses decreased $1.6 million compared to the fourth quarter of 2005. The improvement in operating expenses was primarily driven by decreases in employee benefits expense, of which $700,000 related to a change in the estimated health insurance reserves. While this $700,000 reduction in expenses is not likely to recur, it was offset by other expense increases during the quarter, which also will not likely recur.

Adjusted EBITDA for the quarter was $33.3 million compared to $32.4 million in the same period last year. The increase in adjusted EBITDA was principally due to the increase in distributions from investments, including approximately $1 million distribution from the CoBank.

Net income for the quarter was $5.7 million, earnings per share on a fully diluted basis, for the quarter, was $0.17 compared to $0.46 in the first quarter of ‘05, but keep in mind the $0.46 in last years first quarter was primarily driven by certain non-operating items related to our initial public offering.

In the quarter, we generated cash available for dividends of $18.4 million, and we declared a dividend in the quarter of $13.8 million.

Significant items that affected the cash available for dividends generated in the quarter were a distribution from Orange County Poughkeepsie of $2.2 million, the distribution from CoBank that I just mentioned of $1 million. Capital expenditures in the quarter of $5.9 million, and the receipt of the first installment of the CSG settlement of $1 million.

Therefore, the cumulative cash available for dividends, as defined in the earnings release, increased $4.6 million in the first quarter to $27.6 million at the end of the quarter. I would like to note that the distribution from CoBank is not likely to recur this year, but we continue to hold that investment. Because of the focus on our ability to pay our dividend, I want to point out the effect on our cash available for dividends and some of our recent transactions. As Gene just mentioned, we have now received the liquidating distribution from the Rural Telephone Bank of $26.9 million. This will increase our cash available per dividends, in the 2nd quarter, by approximately $4.1 million, which is the amount of the gain.

In addition, on Monday we closed on the sale of SICC in which we received the $16.9 million in proceeds so far and expect to record a gain of approximately $12.4 million in the second quarter. The gain from the sale will also be included in cash available for dividends in the second quarter.

At the end of March our access line equivalents were nearly 291,000 versus 276,000 last year. The increase is primarily due to the acquisition of Berkshire Telephone and Bentleyville Communications, but also due to a solid increase in HSD subscribers as Gene just mentioned.

The acquisitions added just over 10,800 access line equivalents in 2005, excluding acquired lines; we added a net of over 3,600 HSD subscribers in the first quarter of 2006. This increase reflects the success of our marketing efforts, and these increases were offset by a decrease in voice access lines of 1,971 during the quarter at companies that were owned for more than 1 year.

Our HSD success is due to the rural nature of our market. We currently have limited wire line competition and limited voice competition from cable providers in our markets and we do not seem to have a meaningful impact in wireless substitution.

I know that everyone tracks this quite carefully. We’ve updated our competitive matrix and we estimate that a modem offering by cable competitor is available still in only 39% of our homes passed. The level of cable competition was unchanged from the fourth quarter.

As Gene mentioned, we are increasing our 2006 capital expenditure guidance by $1.5 million. These additional capital expenditures are to accommodate growth opportunities in a couple of our markets. As Gene mentioned earlier, we have experienced an increase in our housing development in our Washington and Florida markets, that would be Ellensburg, Yelm, Washington, and Port Saint Joe, Florida, and we need to expand our plant to these new homes.

There are currently more than 3,800 housing units or lots under development in our markets, which is about double what we usually experience. We are very excited about this growth and should realize solid returns on these incremental capital expenditures now and in the future through increased revenues and EBITDA. We estimate that 1,400 of the new units under construction will be occupied this year at minimum.

I also wanted to mention that we are expecting a substantial portion of our 2006 capital expenditures to occur in the second quarter. This was meant to take advantage of weather conditions for outside plant construction, and could result in $12-13 million invested in the quarter within the overall budget, the new guidance of $29.5-$31.5 million. That concludes my review of the financials. I’ll turn it back to Gene now to take questions. Thank you very much.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

Great. We’ll take your questions now.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from Jonathan Chaplin with JP Morgan Chase.

Jonathan Chaplin  - JPMorgan - Analyst

Good morning. Thanks for taking the question. The intrastate revenue was down sharply this quarter sequentially. I’m just wondering is 1Q of these numbers a good run rate to expect for coming quarters or do you see any incremental pressures in this revenue item? I am wondering if there are any sort of pending rate cases in the pipeline? And then a couple of quick housekeeping items. I’m wondering if you could just walk through a little bit the benefit that you got from the healthcare reserves? Was this just a change in the assumptions that you make on the liability side or is there something else there? And can you give us some color on what cash earned for non-cash income is? It was about a $1 million benefit to cash available to pay dividends. Thanks.

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

I’ll let John answer all of these questions.

John Crowley  - FairPoint Communications, Inc. - CFO

Thanks. There were a couple of small unusual items as we transitioned from the fourth quarter to the first quarter in intrastate revenues. I would certainly not say that that is a long term trend. There is, of course, a trend in declining intrastate access revenues generally, but not as dramatic as you’re seeing. There was a compromise that we agreed on a disagreement we had with the New York State PUC on certain expense items, which has been satisfactorily resolved, and there was a small prior period adjustment. But it is a true statement that minutes of use are slowly trending down in intrastate category.

With regard to your second question, on the health insurance reserves, what happened there is we changed one assumption used in the estimate of our health insurance reserves which resulted in a $700,000 decrease in expenses in the quarter. The explanation of that is we are self-insured, but we purchase reinsurance for catastrophic claims. At the end of every quarter, we report an estimate our liability for claims that have been incurred but not reported to us. This estimate uses a number of assumptions, one of which is the estimated length of time required for a claim to be processed by various health providers. As technology and other factors have improved, the estimated time to process the claim has decreased and we adjusted the calculation appropriately. I should point out though that while this $700,000 adjustment in health insurance expenses in unlikely to recur, it is offset by a number of expense increases that occurred in the quarter that are also not likely to recur. We think that it is reasonably normalized as is. But you are correct that that is likely to be a one time adjustment.

Finally, on the cash received on non-cash items that is something that you will see 4 times in our cash available for dividends summary and then that will go away. That $1 million represents the treatment for the accounting for the CSG payment that we will be receiving the course of this year. We are scheduled to receive $1 million per quarter for the year, but that could be accelerated if we complete the usage of the ICMS platforms early.

Jonathan Chaplin  - JPMorgan - Analyst

Okay, so if I could just follow-up on my first question again? So, is sort of $36 million in intrastate revenue a good run rate? I’m just wondering are there any other impacts apart from MOU declines during the course of the year that would cause the number of subsequent quarters to be very different from what we we’ve seen this quarter?

John Crowley  - FairPoint Communications, Inc. - CFO

No, there’s no reason to expect that that trend is going to change in any way. The one caveat that I do have to say is to try and trend any of our revenue or expense items is that we can really only trend out one quarter because then there will be changes as a consequence of the Cass County acquisition.

Jonathan Chaplin  - JPMorgan - Analyst

That’s fair. Okay. And then some of the incremental CapEx that you guys are spending over the course of the year, will you be getting an incremental benefit in terms of USF for access as a result of that? Further down the line?

John Crowley  - FairPoint Communications, Inc. - CFO

As soon as those passing convert into access lines and come on stream, that’s correct, we’ll get the benefit of that. We’re quite excited about that because the incremental investment per passing is quite modest. It’s only about $500 or $600 per access line, and obviously based on our returns, we’ll get a very comfortable return on investment on that.

Operator

[OPERATOR INSTRUCTIONS] You’re next question comes from Raina Smyth with Morgan Stanley.

Raina Smyth  - Morgan Stanley - Analyst

Hi, thanks for taking my question. I was just looking at the DSL or high-speed data additions this quarter. They were fairly strong. What are your expectations for the level going forward?

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

That’s a great question. And Jim Weigert, who is our Senior VP in Marketing, is with us and I think I’ll let him answer the question. He is the guru on that.

Jim Weigert  - Fairpoint Communications, Inc. - Senior VP of Marketing.

Hi, thanks for the question. You know, we are really pleased with those results and we really feel positive that we are going to see some strong results going forward. And the reason for that is that we find that customers in rural America have a need, if not a greater need, to stay connected to the world, and the Internet and high-speed data is a great way to do that. And so, that combined with the fact that we’ve got an established base of dial-up customers that we already have a relationship with that already get bills from us or who pay us every month for a connection to the internet, as they realize the need for high speed and as the product demand becomes greater we can talk to them and continue to talk to them about enhancing their experience with an upgrade to high speed so we feel really positive about it and we think we are going to continue to see some strong growth.

Raina Smyth  - Morgan Stanley - Analyst

Thanks. Was there an increase in the conversion from dial-up in the quarter?

Jim Weigert  - Fairpoint Communications, Inc. - Senior VP of Marketing.

Excuse me.

Raina Smyth  - Morgan Stanley - Analyst

Was there an increase in the DSL adds that came from conversions from dial-up during the quarter compared to prior quarters?

Jim Weigert  - Fairpoint Communications, Inc. - Senior VP of Marketing.

Well actually, as we see conversions from dial-up over time, there is a relationship I think really what happens is, when you have a bigger dial-up base its easier to convert those customers over too high speed data. And as that base decreases because you have upgraded them to high speed data, additional conversions actually represents a smaller percentage of your DSL upgrades. So actually we think that what we have seen is the majority of our customers that have upgraded to dial-up to DSL came on and have come on already. We continue to talk to them and from a percentage standpoint I would say it was probably less than it was in the previous quarter.

Operator

At this time there are no further questions. Are there any closing remarks?

Gene Johnson  - FairPoint Communications, Inc. - Chairman, CEO

No, just want to say everyone is reporting earnings at the same time this morning, so everyone wants to get off this call and get on other calls. I understand that and I really appreciate your attention. I think we had a great quarter. I am very proud of what the company has done and our people are doing. Thanks very much and you have a wonderful hardworking day.

Operator

This concludes today’s FairPoint Communications Conference Call. You may now disconnect.

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